Exhibit 99.2

Pogo Producing Company

Supplemental Information (Unaudited) *

Financial Data	Quarter Ended December 31,		Twelve Months December 31,
(Data in $ thousands, except per share amounts)	2003	2002	2003	2002

Revenues:
Oil and Gas	272,197	217,320	1,159,544	750,401
Other	648	807	2,452	4,453
Total	272,845	218,127	1,161,996	754,854

Operating Expenses:
Lease Operating	31,287	30,095	123,098	112,663
General & Administrative	15,929	12,675	61,291	49,490
Exploration	2,456	1,099	7,547	4,783
Dry hole and impairment	24,436	10,325	35,102	26,999
Depreciation, depletion and amortization	81,366	74,101	325,820	287,809
Production and other taxes	8,216	7,064	35,485	20,058
Transportation and other	4,922	3,647	31,817	12,879
Total	168,612	139,006	620,160	514,681

Operating Income	104,233	79,121	541,836	240,173

Interest:
Charges	(9,426)	(13,998)	(46,360)	(57,450)
Income	472	444	1,852	1,760
Capitalized	4,154	4,588	16,531	24,033
Total Interest Expense	(4,800)	(8,966)	(27,977)	(31,657)

Minority Interest in Subsidiary	—	—	—	(4,140)

Foreign Currency Transaction Gain (Loss)	221	(438)	1,370	435

Income Before Income Taxes	99,654	69,717	515,229	204,811

Income Tax Expense (Benefit)	44,569	31,966	220,122	97,780

Income Before Change in Accounting Principle	55,085	37,751	295,107	107,031

Change in accounting principle	—	—	(4,166)	—

Net Income	55,085	37,751	290,941	107,031

Basic earnings per share
Before change in accounting principle	0.87	0.62	4.72	1.85
Change in accounting principle	—	—	(0.07)	—

Basic earnings per share	0.87	0.62	4.65	1.85

Diluted earnings per share
Before change in accounting principle	0.86	0.60	4.60	1.77
Change in accounting principle	—	—	(0.06)	—

Diluted earnings per share	0.86	0.60	4.54	1.77

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	63,607	60,966	62,538	57,963
Diluted shares	64,013	64,920	64,612	64,321

Discretionary Cash Flow:
Net Income	55,085	37,751	290,941	107,031
Change in accounting principle	—	—	4,166	—
Depreciation, depletion and amortization	81,366	74,101	325,820	287,809
Deferred Taxes	18,857	10,912	51,818	70,929
Dry Hole and Impairment	24,436	10,325	35,102	26,999
Exploration	2,456	1,099	7,547	4,783
(Gains) Losses on Property Sales	(473)	66	(386)	(3,034)
Capitalized Interest	(4,154)	(4,588)	(16,531)	(24,033)
Undistributed Equity in Minority Owned Subsidiary	—	—	—	4,140
Other Noncash	8,382	6,174	34,335	18,317
Total	185,955	135,840	732,812	492,941

* Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release